Exhibit 99.1
ATLAS AMERICA, INC.
REPORTS FINANCIAL RESULTS FOR
THE THIRD QUARTER 2008
Philadelphia, PA — November 6, 2008, Atlas America Inc. (NASDAQ: ATLS) (“Atlas America” or “the Company”) today reported record financial results for the third quarter 2008.
The results of the third quarter 2008 include:
•	Net income of $24.1 million for the third quarter 2008 compared with $7.1 million for the prior year third quarter, an increase of $17.0 million. Diluted net income per share was $0.58 for the third quarter 2008 compared with $0.17 per share for the third quarter 2007, an increase of $0.41 per share. The quarter-over-quarter increase was principally attributable to higher production volumes and an increase in partnership management fee gross margin generated from Atlas Energy Resources, LLC (NYSE: ATN — “Atlas Energy”) and the effect of higher commodity prices, an increase in production volume and mark-to-market adjustments to derivative positions generated from Atlas Pipeline Partners, L.P. (NYSE: APL — “Atlas Pipeline”);

•	Pretax cash flow of $0.66 per basic common share for the third quarter 2008, an increase of $0.15 per common share, or 29%, from the prior year third quarter. Because the Company anticipates that it will not be a tax payer on a cash basis in 2008, pretax cash flow is equivalent to net cash flow for the third quarter 2008. Also, the Company anticipates it will have a reduced 2009 cash tax liability, or possibly no cash tax liability, because of events associated with equity offerings at Atlas Energy and Atlas Pipeline Holdings, L.P. (NYSE: AHD — “Atlas Pipeline Holdings”) in 2007, as well as the termination of certain hydrocarbon hedges by Atlas Pipeline in June 2008; and

•	Excluding the effect of non-cash hydrocarbon hedge expense and other non-recurring charges, total revenues were $632.7 million, an increase of $206.3 million compared to the third quarter 2007. Gain (loss) on mark-to-market hydrocarbon hedges, which was a gain of $147.5 million for the third quarter 2008 compared with a loss of $11.5 million for the prior year third quarter, was impacted by a decrease in overall commodity prices between July 1, 2008 and September 30, 2008 and their effect on Atlas Pipeline hydrocarbon hedge contracts for production volumes in future periods.
The Company has an overall 48.3% ownership interest in Atlas Energy, a publicly-traded partnership, including 29,952,996 common units and all of the Class A and management incentive interests, an approximate 2% direct ownership interest in Atlas Pipeline, a publicly-traded partnership, and an approximate 64% limited partner interest and 100% of the general partner interest in Atlas Pipeline Holdings. The Company’s financial results are presented on a consolidated basis with those of Atlas Energy, Atlas Pipeline Holdings, and Atlas Pipeline. Non-controlling minority interests in Atlas Energy, Atlas Pipeline Holdings, and Atlas Pipeline are reflected as income (expense) in the Company’s consolidated statements of operations and as a liability on its consolidated balance sheet.
Please see the respective earnings releases for Atlas Energy, Atlas Holdings and Atlas Pipeline for more information with regard to their third quarter 2008 financial results.
Cash Distributions from Affiliates
•	Atlas Energy declared a quarterly cash distribution of $0.61 per common unit for the third quarter 2008 with a cash distribution coverage ratio of approximately 1.4x. This distribution represents a $0.06 per unit increase, or 11%, from the third quarter 2007’s quarterly distribution. This quarter’s distribution will be paid on November 14, 2008 to unitholders of record on November 10, 2008. The Company will receive approximately $19.1 million in cash distributions from its ownership interest in Atlas Energy for the third quarter 2008.

•	Atlas Pipeline Holdings declared a quarterly cash distribution for the third quarter 2008 of $0.51 per common limited partner unit, which will be paid on November 19, 2008 to common unitholders of record as of November 10, 2008. This distribution represents a $0.19 per unit increase, or 59%, from the third quarter 2007’s quarterly distribution. The Company will receive approximately $9.1 million in cash distributions from its ownership interest in Atlas Pipeline Holdings for the third quarter 2008.

•	Atlas Pipeline declared a quarterly cash distribution for the third quarter 2008 of $0.96 per common limited partner unit, which will be paid on November 14, 2008 to common unitholders of record as of November 10, 2008. This distribution represents a $0.05 per unit increase, or 5%, from the third quarter 2007’s quarterly distribution. The Company will receive approximately $1.1 million in cash distributions from its ownership interest in Atlas Pipeline for the third quarter 2008.
Atlas Energy Recent Events
•	Atlas Energy continued to expand its acreage position and development activities in the Marcellus Shale:
o	To date, Atlas Energy has drilled 98 Marcellus Shale wells, of which 90 wells currently have normalized production approaching 25 million cubic feet (“Mmcf”) per day into a pipeline (8 wells are waiting on completion);

o	As of September 30, 2008, Atlas Energy controlled approximately 555,000 Marcellus acres in Pennsylvania, New York and West Virginia, of which approximately 271,000 of these acres are located in the Atlas Energy’s current focus area of southwestern Pennsylvania;

o	Atlas Energy continues to realize average peak production rates (24 hours into a pipeline) of approximately 1 Mmcf per day, with its best wells having initial peak rates of approximately 3.6 Mmcf per day. Atlas Energy’s last 13 vertical Marcellus wells have averaged initial rates of production of 1.3 Mmcf per day, which is 30% higher than Atlas’s prior average vertical Marcellus well.
•	In the third quarter 2008, Atlas Energy established a position in the New Albany Shale of southwestern Indiana by acquiring 114,000 net acres and by entering into a farmout agreement that will give it the rights to an additional 78,000 net acres (121,000 gross acres). These transactions afford Atlas Energy the opportunity to drill on 284,000 gross acres, including the 121,000 gross acre farmout. Using capital from its syndicated oil and gas investment programs, Atlas Energy plans to begin drilling in 2008 and plans over 100 horizontal wells by the end of 2009.

•	Atlas Energy completed fundraising for Atlas Energy’s Public #17-2007 (B) drilling program in the third quarter 2008, raising a record $236.4 million in investor funds. Atlas Resources Public #18-2008 (A) L.P. became effective on October 27, 2008. This is the first of up to three partnerships seeking to raise a total of $600 million(1).

(1)	Atlas Energy’s subsidiary serves as managing general partner of the partnership. A written prospectus meeting the requirements of Section 10 of the Securities Act may be obtained when available from Anthem Securities, Inc. (a subsidiary of Atlas Energy), 1550 Coraopolis Heights Rd. — 2nd Floor, Moon Township, PA 15108
Atlas Pipeline and Atlas Pipeline Holdings Recent Events
•	Atlas Pipeline utilized a portion of the net proceeds from the June 2008 public and private placement offerings of its common units to fund the early termination of a majority of its crude oil hedge contracts that it entered into as proxy hedges for the prices it receives for the ethane and propane portion of its NGL equity volumes. These hedges, which related to production periods ranging from the end of the second quarter of 2008 through the fourth quarter of 2009, were put in place simultaneously with Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and had become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. Atlas Pipeline terminated these crude oil hedge contracts during June and July 2008 at an aggregate net cost of approximately $264.0 million. The Company’s net income for the third quarter 2008 includes a $71.5 million cash hydrocarbon hedge expense resulting from Atlas Pipeline’s July 2008 net payments of $93.6 million to unwind the remaining portion of these crude oil hedge contracts.

•	Atlas Pipeline announced that it is evaluating a potential combination with Atlas Pipeline Holdings and other potential strategic alternatives. Atlas Pipeline is exploring deleveraging through the sale of all or portions of individual pipeline and/or processing assets. UBS Investment Bank has been engaged as an independent financial advisor to assist in the review of these and other strategic alternatives. Furthermore, Atlas Pipeline is currently in discussions internally and with its affiliates. Atlas Pipeline provides no assurance that the evaluation of these options will result in any specific transaction.

Atlas Energy Results
•	Atlas Energy drilled 229 gross wells in Appalachia in the third quarter 2008, including 30 wells drilled into the Marcellus Shale. Atlas Energy also drilled 49 gross wells during the third quarter 2008 in Michigan.

•	At September 30, 2008, Atlas Energy held approximately 885,000 net acres in the Appalachian Basin, of which 616,000 were undeveloped, an increase of 24% from the net acreage position at September 30, 2007. Also, Atlas Energy had approximately 272,000 net acres in the Antrim Shale in Michigan at September 30, 2008, of which approximately 33,500 were undeveloped.

•	Atlas Energy has identified approximately 3,739 geologically favorable shallow drilling locations on its acreage in the Appalachian Basin, which does not include any locations prospective for the Marcellus Shale. In addition, Atlas Energy has identified approximately 730 drilling locations in Michigan.

•	Atlas Energy had interests in approximately 11,466 gross wells at September 30, 2008, of which Atlas Energy operates approximately 83%.

•	Natural gas and oil production was 96.2 million cubic feet equivalents (“Mmcfe”) per day for third quarter 2008, compared to 91.3 Mmcfe per day from the third quarter 2007. The increase is due primarily to Atlas Energy’s expanding drilling programs and increased production from the Marcellus Shale.

•	Partnership management fee margin was $22.5 million in the third quarter 2008, an increase of approximately 9% compared to the prior year third quarter.
Atlas Pipeline Results
•	Average natural gas gathered volume for the third quarter 2008 was 1,324.8 million cubic feet per day (“MMcfd”) for Atlas Pipeline, an increase of 14% from natural gas gathered volume for the prior year comparable quarter. The increase was principally due to the completion of a compression expansion project on Atlas Pipeline’s NOARK system as well as higher throughput from its other systems.

•	Atlas Pipeline connected 351 new wells to its natural gas gathering systems during the third quarter 2008, a decrease of 4.1% from 366 new well connections for the prior year comparable period. For the twelve month period ending September 30, 2008, Atlas Pipeline connected 1,433 wells to its gathering systems.

•	Atlas Pipeline’s processed natural gas volume for the third quarter 2008 was 675.5 MMcfd, a decrease of 11.9 MMcfd from processed natural gas volume for the prior year comparable quarter. However, Atlas Pipeline’s gross natural gas liquids (“NGLs”) volume for the third quarter 2008 was 51,129 barrels per day (“bpd”), an increase of 1,752 bpd or 4% from gross NGL volume for the prior year comparable quarter. The increase in NGL volume was principally due to an increase in the NGL production efficiency at Atlas Pipeline’s Velma, Elk City/Sweetwater and Chaney Dell processing plants.

•	Atlas Pipeline’s gross condensate volume for the third quarter 2008 was 2,891 bpd, an increase of 6% from condensate volume for the prior year comparable quarter.
Corporate and Other
•	General and administrative expense was $13.5 million for the third quarter 2008, a decrease of $35.4 million from the prior year comparable period. This decrease was primarily due to a $43.9 million decrease in non-cash compensation expense arising from the prior year vesting of Atlas Pipeline phantom and common unit awards and a current year mark-to-market gain recognized in the current quarter associated with these phantom and common unit awards, partially offset by higher costs in managing our operations. The mark-to-market gain recognized for the Atlas Pipeline awards was the result of a decrease in Atlas Pipeline’s common unit market price from June 30, 2008 to September 30, 2008, which is utilized in the estimate of the non-cash compensation expense for these awards.

•	Interest expense was $37.1 million for the third quarter 2008, a decrease of $0.4 million from the prior year comparable period.

At September 30, 2008, the Company had $2.3 billion of total consolidated debt, all of which is held at its operating subsidiaries, including $1.4 billion at Atlas Pipeline and $0.9 billion at Atlas Energy.
Interested parties are invited to access the live webcast of an investor call with management regarding Atlas America’s third quarter 2008 results on Friday morning, November 7, 2008 at 9:00 am ET by going to the Investor Relations section of Atlas America’s website at www.atlasamerica.com. An audio replay of the conference call will also be available beginning at 11:00 am ET on Friday, November 7, 2008. To access the replay, dial 1-888-286-8010 and enter conference code 57907891.
Atlas America, Inc. owns an approximate 46% common unit interest and all of the Class A and management incentive interests in Atlas Energy Resources, LLC (NYSE: ATN), a 2% direct ownership interest in Atlas Pipeline Partners, L.P. (NYSE: APL), and a 64% limited partner interest in Atlas Pipeline Holdings, L.P. (NYSE: AHD), which holds the general partner interest and approximately 5.8 million limited partner units of Atlas Pipeline Partners, L.P. For more information, please visit our website at www.atlasamerica.com, or contact Investor Relations at bbegley@atlasamerica.com.
Atlas Energy Resources, LLC develops and produces domestic natural gas and to a lesser extent, oil. Atlas Energy is one of the largest independent energy producers in the Appalachian Basin and northern Michigan. The Company sponsors and manages tax-advantaged investment partnerships, in which it co-invests, to finance the exploration and development of the Company’s acreage in the Appalachian Basin. Atlas Energy is active principally in Pennsylvania, Michigan and Tennessee. For more information, visit Atlas Energy’s website at www.atlasenergyresources.com or contact investor relations at bbegley@atlasamerica.com.
Atlas Pipeline Holdings, L.P. (NYSE: AHD) is a limited partnership which owns and operates the general partner of Atlas Pipeline Partners, L.P., through which it owns a 2% general partner interest, all the incentive distribution rights and approximately 5.8 million common units of Atlas Pipeline Partners.
Atlas Pipeline Partners, L.P. (NYSE: APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas and northern and western Texas and the Texas panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit Atlas Pipeline’s website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.
Certain matters discussed within this press release are forward-looking statements. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas America’s reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
Financial Summary
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
REVENUES
Well construction and completion	$116,987	$103,324	$343,466	$240,841
Gas and oil production	81,235	63,265	236,417	109,840
Transmission, gathering and processing	424,413	246,195	1,264,190	480,594
Administration and oversight	5,216	5,364	15,370	13,347
Well services	5,299	4,845	15,363	12,721
Gain (loss) on mark-to-market hydrocarbon hedges(1)	147,505	(11,467)	(257,344)	(16,036)

Total revenues	780,655	411,526	1,617,462	841,307

COSTS AND EXPENSES
Well construction and completion	101,727	89,847	298,666	209,427
Gas and oil production	12,688	9,887	35,735	14,412
Transmission, gathering and processing	338,475	187,416	1,003,252	377,740
Well services	2,753	2,515	7,815	6,705
General and administrative	13,278	48,677	59,633	84,454
Net expense reimbursement — affiliate	255	246	689	775
Depreciation, depletion and amortization	46,134	35,187	142,910	61,064

Total costs and expenses	515,310	373,775	1,548,700	754,577

OPERATING INCOME	265,345	37,751	68,762	86,730

OTHER INCOME (EXPENSE)
Interest expense	(37,079)	(37,480)	(105,487)	(53,681)
Minority interests	(194,054)	6,402	60,777	14,992
Other, net	3,815	3,526	11,838	6,425

Total other income (expense)	(227,318)	(27,552)	(32,872)	(32,264)

Income before income taxes	38,027	10,199	35,890	54,466
Provision for income taxes	(13,924)	(3,096)	(13,136)	(17,249)

Net income	$24,103	$7,103	$22,754	$37,217

Net income per common share — basic	$0.60	$0.18	$0.57	$0.91

Weighted average common shares outstanding — basic	40,093	40,280	40,251	41,018

Net income per common share — diluted	$0.58	$0.17	$0.54	$0.88

Weighted average common shares outstanding — diluted	41,731	41,969	42,048	42,522

	September 30,	December 31,
	2008	2007
Balance Sheet Data (at period end):
Cash and cash equivalents	$125,306	$145,535
Property and equipment, net	3,817,012	3,442,036
Total assets	5,251,430	4,904,367
Total debt	2,326,341	1,994,456
Total stockholders’ equity	415,310	413,163

(1)	Consists of hydrocarbon hedging gains / (losses) that relate to the operating activities of the Company’s consolidated subsidiaries, Atlas Energy and Atlas Pipeline, and the underlying hydrocarbon hedges do not represent present or potential future obligations of the Company.

ATLAS AMERICA, INC.
Financial Information
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Reconciliation of total revenue to adjusted total revenue(1):
Total revenue	$780,655	$411,526	$1,617,462	$841,307
Adjustments to reflect non-cash hydrocarbon hedge charge	(219,423)	14,933	46,528	19,502
Non-recurring cash impact of early termination of Atlas Pipeline hydrocarbon hedge instruments(2)	71,516	—	187,641	—
Non-recurring Atlas Pipeline crude oil to natural gas liquids price correlation impact(3)	—	—	10,653	—

Adjusted total revenue	$632,748	$426,459	$1,862,284	$860,809

Reconciliation of net income to non-GAAP measure(1):
Net income	$24,103	$7,103	$22,754	$37,217
Adjustments to reflect non-cash hydrocarbon hedge charge	(219,423)	14,933	46,528	19,502
Non-recurring cash impact of early termination of Atlas Pipeline hydrocarbon hedge instruments(2)	71,516	—	187,641	—
Non-recurring hydrocarbon hedge fees(4)	—	—	—	3,873
Non-recurring Atlas Pipeline crude oil to natural gas liquids price correlation impact(3)	—	—	10,653	—
Unrecognized economic impact of Atlas Pipeline’s Anadarko acquisition(5)	—	10,423	—	10,423
Non-cash compensation expense (income)	(9,303)	34,582	(4,132)	43,506
Adjustment to minority interests for the above items	141,652	(48,239)	(210,074)	(75,206)
Tax effect of the above items	5,697	(3,551)	(11,557)	(955)

Adjusted net income	$14,242	$15,251	$41,813	$38,360

Adjusted net income per common share:

Basic	$0.36	$0.38	$1.04	$0.94

Diluted	$0.34	$0.36	$0.99	$0.90
Weighted average common shares outstanding:
Basic	40,093	40,280	40,251	41,018
Diluted	41,731	41,969	42,048	42,522

Pretax cash flow:
Pretax cash flow per common share — basic(6)	$0.66	$0.51	$1.91	$1.23

Dividends declared per share(6)	$0.05	$0.03	$0.15	$0.08
Dividend payout ratio	7.7%	5.9%	7.0%	6.5%

(1)	Adjusted total revenue and adjusted net income are non-GAAP financial measures under the rules of the Securities and Exchange Commission. Management of the Company believes that the above financial measures provide additional information with respect to the Company’s ability to meet its capital expense and working capital requirements. Adjusted total revenue and adjusted net income are not measures of financial performance under GAAP and, accordingly, should not be considered as a substitute for revenues, net income or cash flows from operating activities prepared in accordance with GAAP.

(2)	In June and July 2008, Atlas Pipeline closed crude oil costless collar hedge positions it had on approximately 85% of the ethane and propane portion of its NGL production volume for the periods from principally the 2nd quarter 2008 through the 4th quarter of 2009. In completing this transaction, Atlas Pipeline made net payments to the counterparties of these crude oil hedge positions, approximately $264.0 million, to settle the outstanding positions at their current fair market value, with $170.4 million of net payments made during June 2008 and $93.6 million paid during July 2008. The settlement of these crude oil hedge positions will result in Atlas Pipeline recognizing higher adjusted revenue, EBITDA and distributable cash flow during these future periods. These settlements were funded through Atlas Pipeline’s June 2008 issuance of 5,750,000 common limited partner units in a public offering and issuance of 1,390,000 common limited partner units to Atlas Pipeline Holdings, L.P., the owner of Atlas Pipeline’s general partner, and the Company in private placements.

(3)	Represents the non-recurring impact generated from the decline in the price correlation of crude oil and natural gas liquids during the second quarter 2008 and the resulting impact it had on certain crude oil hedge instruments (“proxy hedges”). These crude oil hedge instruments were put in place simultaneously with Atlas Pipeline’s acquisition of the Chaney Dell and Midkiff/Benedum systems in July 2007 and have become less effective as a result of significant increases in the price of crude oil and less significant increases in the price of ethane and propane. During June and July 2008, Atlas Pipeline closed the crude oil hedge positions it had on approximately 85% of the ethane and propane portion of its NGL production volume for the periods from principally the 2nd quarter 2008 through the 4th quarter of 2009 for an aggregate net cost of $264.0 million (see Note 2). As such, Atlas Pipeline’s future cash flow should more accurately reflect the revenues generated from its ethane and propane volumes produced in its natural gas processing operations.

(4)	Represents non-recurring fees paid by Atlas Energy to enter into natural gas hydrocarbon hedges associated with the acquisition of its Michigan assets in June 2007.

(5)	The acquisition of Atlas Pipeline’s Chaney Dell and Midkiff/Benedum systems was consummated on July 27, 2007, although the acquisition’s effective date was July 1, 2007. As such, Atlas Pipeline received the economic benefits of ownership of the assets as of July 1, 2007. However, in accordance with accounting regulations, Atlas Pipeline only recorded the results of the acquired assets commencing on the closing date of the acquisition.

(6)	Consists of the following items received or incurred during the respective period and calculated on a basic weighted average per share basis: (i) distributions received by the Company from its ownership interests in Atlas Energy, Atlas Pipeline, and Atlas Pipeline Holdings, (ii) interest income, and (iii) general and administrative expenses and other costs incurred.

(7)	These amounts have been adjusted to reflect the April 2007 and April 2008 3-for-2 stock splits. Actual dividend payments were $0.05 per common share for the three months ended September 30, 2008 and 2007, and $0.15 per common share for the nine months ended September 30, 2008 and 2007.

ATLAS AMERICA, INC.
Operating Highlights

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
ATLAS ENERGY:
Production revenues (in thousands):
Gas(1)	$77,253	$60,302	$224,345	$102,439
Oil	3,956	2,938	12,014	7,357

Production volume (1)(2)(3)(4):
Gas (mcfd)	93,664	88,628	91,684	85,545
Oil (bpd)	424	446	421	425

Total (mcfed)	96,209	91,304	94,210	88,095

Average sales prices (3):
Gas (per mcf)(5)(6)	$9.26	$8.19	$9.35	$8.55
Oil (per bbl) (9)	$101.34	$71.63	$104.15	$63.75

Production costs (3) (7):
Lease operating expenses as a percent of production revenues	9%	10%	9%	10%
Lease operating expenses per Mcfe	$0.85	$0.74	$0.82	$0.78
Production taxes per Mcfe	0.41	0.25	0.39	0.17

Total production costs per Mcfe	$1.26	$0.99	$1.21	$0.95

Depletion per Mcfe (3)	$2.57	$2.19	$2.55	$2.24

ATLAS PIPELINE:
Appalachia system throughput volume (mcfd)(3)	91,829	71,876	84,007	66,888
Velma system gathered gas volume (mcfd)(3)	64,386	63,757	64,103	62,531
Elk City/Sweetwater system gathered gas volume(mcfd)(3)	279,145	299,450	292,307	298,724
Chaney Dell system gathered gas volume (mcfd)(3)(8)	300,467	255,649	278,906	255,649
Midkiff/Benedum system gathered gas volume (mcfd)(3)(8)	143,224	150,061	145,300	150,061
NOARK Ozark Gas Transmission throughput volume (mcfd)(3)	445,708	325,652	412,634	311,562

Combined throughput volume (mcfd)(3)	1,324,759	1,166,445	1,277,257	1,145,415

(1)	Excludes sales of residual gas and sales to landowners.

(2)	Production quantities consist of the sum of (i) Atlas Energy’s proportionate share of production from wells in which it has a direct interest, based on its proportionate net revenue interest in such wells, and (ii) Atlas Energy’s proportionate share of production from wells owned by the investment partnerships in which Atlas Energy has an interest, based on Atlas Energy’s equity interest in each such partnership and based on each partnership’s proportionate net revenue interest in these wells.

(3)	“Mcf” and “mcfd” represent thousand cubic feet and thousand cubic feet per day; “mcfe” and “mcfed” represent thousand cubic feet equivalent and thousand cubic feet equivalent per day, and “bbl” and “bpd” represent barrels and barrels per day. Barrels are converted to mcfe using the ratio of six mcf’s to one barrel.

(4)	Atlas Energy acquired its Michigan assets on June 29, 2007, and production volume from these assets has only been included from that date.

(5)	Atlas Energy’s average sales price for gas before the effects of financial hedging was $10.49 and $6.55 for the three months ended September 30, 2008 and 2007, respectively, and $10.03 and $7.12 per Mcf for the nine months ended September 30, 2008 and 2007, respectively.

(6)	Includes cash proceeds received from the settlement of derivative contracts of $2.6 million and $6.5 million for the three months ended September 30, 2008 and 2007, respectively, and $10.5 million and $6.5 million for the nine months ended September 30, 2008 and 2007, respectively. The cash proceeds received from the settlement of derivative contracts were not included as gas revenue for the respective periods.

(7)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.

(8)	Atlas Pipeline acquired the Chaney Dell and Midkiff/Benedum systems on July 27, 2007, and production volume from these systems has only been included from that date.

(9)	Atlas Energy’s average sales price for oil before the effects of financial hedging were $106.94 and $108.09 per barrel for the three months and nine months ended September 30, 2008. There were no oil financial hedges for the three months and nine months ended September 30, 2007.

ATLAS AMERICA, INC.
Ownership Interests Summary

		Overall
		Ownership
		Interest
Atlas America Ownership Interests as of September 30, 2008:	Amount	Percentage
ATLAS ENERGY:
Class A units	1,293,486	2.0%
Class B common units	29,952,996	46.3%
Management incentive interests	100%	N/A

Total		48.3%

ATLAS PIPELINE HOLDINGS(1):
General partner interest	100%	N/A
Common units	17,808,109	64.4%

Total		64.4%

ATLAS PIPELINE:
Atlas America directly-owned common units	1,112,000	2.3%

LIGHTFOOT CAPITAL PARTNERS, GP LLC:
Approximate direct and indirect ownership interests(2)		18.0%

(1) Atlas Pipeline Holdings directly owns the following ownership interests in Atlas Pipeline Partners:
General partner interest	100%	2.0%
Common units	5,754,253	12.3%
Incentive distribution rights	100%	N/A

Total Atlas Pipeline Holdings direct ownership interests in Atlas Pipeline		14.0%

(2) The Company also has direct and indirect ownership interests in Lightfoot Capital Partners, LP, of which Lightfoot Capital Partners, GP LLC is the general partner.